Exhibit 10.02

CITIGROUP INC. DEFERRED
CASH AWARD PLAN
(as Amended and Restated Effective as of January 1, 2025)

CITIGROUP INC. DEFERRED
CASH AWARD PLAN

PURPOSE
Citigroup Inc. has adopted this Citigroup Inc. Deferred Cash Award Plan, as amended and restated effective as of January 1, 2025 (the “Plan”), for certain eligible employees of the Company in order to provide such eligible employees with a deferred cash incentive compensation opportunity.
ARTICLE I
DEFINITIONS

As used herein, the following terms have the meanings set forth below.
“Account” means a bookkeeping account maintained on the books and records of the Company to record Deferred Cash Award(s) and Return(s) credited in accordance with the Plan. An Account is established only for purposes of measuring a deferred benefit and not to segregate assets or to identify assets that may be used to make payments hereunder.
“Account Balance” means the amount reflected on the books and records of the Company as the value of a Participant's Account at any date of determination, as determined in accordance with the Plan.
“Affiliated Employer” means Citigroup Inc. or any company or other entity that is related to Citigroup Inc. as a member of a controlled group of corporations in accordance with Section 1.409A-1(h)(3) of the Treasury Regulations promulgated pursuant to Section 409A of the Code.
“Award” means a Participant's Deferred Cash Award.
“Award Agreement” means a written or electronic document setting forth individualized information relating to a Participant's deferral under the Plan. A Participant’s offer letter or other employment-related document may constitute an Award Agreement.
“Award Date” means the date as of which an Award is made, as set forth in the applicable Award Agreement.
“Citi Common Stock” means shares of common stock of Citigroup Inc., par value $0.01.

“Code” means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

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“Committee” means the Compensation, Performance Management and Culture Committee of the Board of Directors of Citigroup Inc. and any person to whom it has delegated its authority, including but not limited to the Plan Administrator.
“Company” means Citigroup Inc., a Delaware corporation and its consolidated subsidiaries, or as applicable, any of its consolidated subsidiaries.
“Deferred Cash Award” means an unfunded, unsecured promise to make a cash payment to a Participant at the end of a specified period of time and may be a Deferred Cash Stock Unit Award.
“Deferred Cash Stock Unit Award” means a Deferred Cash Award that is denominated in units of Citi Common Stock, with each stock unit having a value equal to the value of one share of Citi Common Stock as reported on the New York Stock Exchange, with the valuation date and method determined in the sole discretion of the Plan Administrator and consistently with the SIP.
“DIRAP” means the Citi Discretionary Incentive and Retention Award Plan, as amended from time to time.
“Eligible Employee” means an employee or former employee of an Employer who (a) is eligible to receive an award pursuant to the DIRAP or is otherwise selected to receive an Award or (b) is selected to receive an Off-Cycle Award.
“Employer” means the Affiliated Employer that employs a Participant.
“Holdback Period” means the period after the Vesting Date of an Award during which the amount earned is not distributable to the Participant.
“Off-Cycle Award” means any Deferred Cash Award that is not granted pursuant to the terms of the DIRAP.
“Participant” means an Eligible Employee who has been granted an Award under the Plan.
“Performance Criteria” means performance criteria related to a period of performance which may be established on a Company-wide basis, with respect to one or more business units or divisions or subsidiaries, or as otherwise described in an Award Agreement, and may be based upon the attainment of such criteria as may be determined by the Plan Administrator in his or her discretion and described in an Award Agreement.
“Performance Option” means the performance option(s) designated by the Plan Administrator (from time to time in his or her sole discretion) to measure the Return to be credited (or debited) to a Participant's Account Balance; provided, that the Plan Administrator may change or amend such designated performance option(s) at any time in his or her sole discretion.
“Plan Administrator” means the Chief Human Resources Officer of Citigroup Inc. or his or her delegates. Any such delegation need not be in writing.

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“Prior Plan” means the Citigroup Inc. Deferred Cash Award Plan, as amended and restated effective as of January 1, 2024.
“Return” shall have the meaning set forth in Section 3.02.
“Separation from Service” means a termination of a Participant's employment with an Employer, provided such termination constitutes a "separation from service" within the meaning of Treasury Regulation l.409A-l(h) promulgated pursuant to Section 409A of the Code.
“Settlement Provision” means a term of an Award under which an Award may or shall be canceled, forfeited, reduced, or subject to recovery by the Company, whether or not the Award has been vested, distributed, or paid. For the avoidance of doubt, any Award granted under the Plan may include the applicable Settlement Provisions described in Section 2.02 of the DIRAP.
“SIP” means the 2019 Stock Incentive Plan, as amended and restated from time to time, or its successors.
“Specified Employee” means a “specified employee,” as defined in Section 409A of the Code.
“Total Incentive Compensation” means the amount of a Participant's aggregate cash and non-cash incentive compensation for a given Year, prior to giving effect to any deferral under the Plan. Total Incentive Compensation does not include base salary or any multi-year incentive award, unless otherwise provided by the Plan Administrator.
“Vesting Condition” means any term, condition or restriction, including without limitation any Performance Criteria or other performance-based condition, described in the applicable Award Agreement that a Participant must satisfy in order to have fully earned an Award, other than a Settlement Provision.
“Vesting Date” is the date on which all Vesting Conditions have been satisfied.
“Year” means the calendar year.

ARTICLE II
AWARDS UNDER THE PLAN

Section 2.01 Participation. The Committee and/or management of the Company is authorized, consistent with the terms of the Plan, to grant Awards to Eligible Employees.

Section 2.02 Awards Generally. Deferrals under the Plan shall be automatic and mandatory and may be equal to a specified percentage of the Participant's Total Incentive Compensation, determined by the Committee or the Plan Administrator in his or her sole discretion.

Section 2.03 Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement that sets forth the terms, conditions, restrictions and limitations applicable to the Award, which may include Performance Option(s), Vesting Conditions, provisions applicable upon termination of employment with an Employer, Performance Criteria, Settlement

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Provisions, Holdback Periods, and other terms and conditions specified in the governing Award documentation. The Plan Administrator may require a Participant to sign (or acknowledge receipt of) an Award Agreement as a condition of participation in the Plan. If the Plan Administrator does not require the execution of an Award Agreement by a Participant, acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan, the Award Agreement, as well as the administrative guidelines and practices of the Company in effect from time to time relating to the Plan.

ARTICLE III ACCOUNTS
Section 3.01 Maintenance of Accounts.
(a)The Company or an Employer will maintain an Account on its books and records for each Participant. The Account will be a book entry credit reflecting a Participant's Award and will periodically be credited or charged with the Return attributable to such Award pursuant to Section 3.02 of the Plan. A Participant's Account will be charged with distributions to the Participant or the Participant's estate.
(b)For administrative purposes, a Participant's Account may be divided into sub- Accounts, for purposes of tracking different Performance Options (if more than one) or maturity schedules, in each case as applicable, or otherwise as necessary for purposes of reflecting the Participant's Award and the Return thereon.
Section 3.02 Return on Awards.
(a)Unless an Award Agreement expressly provides otherwise, Awards will be credited with a return (positive or negative) (the “Return”) on such schedule as the Plan Administrator shall determine in his or her sole discretion, to reflect the equivalent of the earnings and losses that a Participant's Account would have experienced had such amounts actually been invested in the Performance Option, as determined by the Plan Administrator in his or her sole discretion. The Plan Administrator shall from time to time designate such Performance Option(s) as it shall determine and the Plan Administrator may, in his or her sole discretion, make a different Performance Option(s) available to different Participants. The Plan Administrator shall communicate the assigned or available Performance Option(s) on or about the Award Date and any change or amendments to the assigned or available Performance Option(s) shall be communicated to Participants. For the avoidance of doubt, an Award Agreement may provide for no Return or Performance Option.
(b)A Participant's Account will not be invested in any Performance Option and such Account does not represent the Participant's ownership of, or any ownership interest in, any Performance Option.
(c)Notwithstanding any provision of this Plan to the contrary, the Plan Administrator may, in his or her sole discretion, alter, modify, eliminate or replace any Performance Option, as applicable, that is used to calculate the Return on a Participant's Account under the Plan. In the event the Plan Administrator alters, modifies or eliminates any

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Performance Option, the Plan Administrator may, in his or her sole discretion, provide the affected Participants another Performance Option under the Plan.

ARTICLE IV PAYMENTS

Section 4.01 Payments Generally. Subject to the terms of the Award Agreement, including without limitation, any applicable Vesting Conditions, Settlement Provisions, and Holdback Period, and subject to Section 7.05 herein, the vested portion of a Participant's Account Balance will be paid or distributed to the Participant as soon as administratively practicable after the occurrence of the applicable Vesting Date or Holdback Period, and provided no Settlement Provisions have been triggered.
Section 4.02 Suspensions. The Committee may suspend the vesting, payment, or distribution of any Award pending an investigation into whether the Participant has engaged in conduct that would prevent an Award from vesting under the Vesting Conditions, or subject the Award to forfeiture pursuant to a Settlement Provision. If it is determined the Vesting Conditions were in fact not satisfied or Participant engaged in conduct prohibited by the Settlement Provisions, the Award will be cancelled, the Participant will be obligated to return or repay to the Company the value of any improperly vested and/or paid amounts, and any amounts subject to a Holdback Period will be cancelled, in each case, in whole or in part, as determined by the Committee.

Section 4.03 Taxes and Withholding. All payments under the Plan are subject to applicable withholdings and employment or other taxes. As a condition to any payment or distribution of any Award made pursuant to the Plan, the Company may, in its discretion, require a Participant to pay such sum to the Company as may be necessary to discharge the Company's obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, imposed on the Participant, property or income on account of participation in the Plan. In the discretion of the Company, the Company may deduct or withhold such sum from any payment or distribution to the Participant, whether pursuant to the Plan or otherwise. In addition, the Company may require a Participant to pay the Company an amount necessary to discharge Company obligations with respect to any payroll taxes that may be owed on the Participant's Account Balance that are no longer subject to a substantial risk of forfeiture.
Section 4.04 Currency and Foreign Exchange Rates. Generally, an Award will be paid in the currency in which it is denominated, but in some circumstances, such as if a Participant's Employer or work country changes during the deferral period, at the discretion of the Company, Participant's vested Award may be settled by a payment in the original award currency or in the currency of the Participant's current work country or country of residence, or by a combination of payments from former Employers or Citigroup Inc. in one or more currencies. In cases where an Award is settled in full or in part by payment in a currency other than the original award currency, the Company will convert the award currency to the payment currency at a market exchange rate on the date of payment, as determined by the Company in its sole discretion.
Section 4.05 Nontransferability. Except as may be otherwise provided in an Award Agreement, no Participant nor any creditor or beneficiary of any Participant shall have the right to subject an amount payable or distributable under this Plan to any anticipation, alienation,

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sale, transfer, assignment, pledge, encumbrance, attachment or garnishment during the Participant's lifetime, including but not limited to, in connection with a divorce, legal separation, or similar event. Prior to payment as provided for herein, a Participant will have no rights under the Plan to make withdrawals from his or her Account for any reason. In no event will a Participant be entitled to receive loans from the Company or an Employer based upon his or her Account Balance.
Section 4.06 Liability for Payment. Each Employer shall be liable for the amount of any payment owed to a Participant who is employed by such Employer during the deferral period applicable to an Award; provided, however, that in the event that a Participant is employed by more than one Employer during the deferral period applicable to an Award, each Employer shall be liable for its allocable portion of such payment, unless determined otherwise by the Plan Administrator.
ARTICLE V ADMINISTRATION

Section 5.01 Plan Administrator. The Plan shall be administered by the Plan Administrator. The Committee and its delegates, including the Plan Administrator, shall have discretionary authority to interpret the Plan, to make all legal and factual determinations, and to determine all questions arising in the administration of the Plan, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. Each interpretation, determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all persons. To the extent permitted by applicable law, the Committee or the Plan Administrator may at any time delegate to one or more employees of the Company or an Employer some or all of its, or his or her, authority over the administration of the Plan. Such delegation need not be in writing.

ARTICLE VI AMENDMENTS AND TERMINATION

Section 6.01 Right to Amend or Terminate the Plan. The Committee may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion provided that no such alteration, amendment, modification, suspension or termination shall cause an Award or any portion of an Account or the Plan to violate Section 409A or Section 457A of the Code. No further Awards will be made after the effective date of termination of the Plan. Following such termination, payment in respect of each Participant's Accounts will be made as provided in Section 6.02. For the avoidance of doubt, no action permitted to be taken by the Committee pursuant to this Section 6.01 shall require the consent of any Participant.

Section 6.02 Payment Following Termination of the Plan. Upon termination of the Plan, the Plan Administrator may take such action with respect to each Participant’s Account(s) as it reasonably determines is necessary or desirable; provided, however, that the Plan Administrator may take no action which will result in accelerated taxation or tax penalties under Section 409A or 457A of the Code in respect of any Participant's Account(s). No termination of the Plan or any

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Participant’s Award Agreement will give rise to a claim of constructive termination of employment by any Participant.

Section 6.03. Other Amendments. The Committee retains the right to modify an Award without a Participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). The Company shall furnish or make available to Participants a written notice of any modification through a brochure supplement or otherwise, which notice shall specify the effective date of such modification. Any other adverse modification not elsewhere described in this Plan shall not be effective without a Participant's written consent.
Section 6.04 Sub Plans. The Plan Administrator may, in his or her sole discretion, create separate sub-plans (“Sub Plans”) under this Plan, which shall provide for participation in the Plan by Participants employed outside of the United States. Each Sub Plan shall comply with local law, tax policy or custom applicable to deferred compensation plans.

ARTICLE VII
GENERAL PROVISIONS

Section 7.01 Unfunded Status of the Plan. The Plan is unfunded. A Participant's Account shall represent at all times an unfunded and unsecured contractual obligation of each Employer that employed Participant during the deferral period applicable to an Award. Each Participant (or his or her estate) will be unsecured creditors of each Employer at which such Participant is or was employed with respect to all obligations owed to Participant (or his or her estate) under the Plan or any Award Agreement. Amounts payable under the Plan and any Award Agreement will be satisfied solely out of the general assets of an Employer subject to the claims of its creditors. A Participant (or his or her estate) will not have any interest in any fund or in any specific asset of an Employer of any kind by reason of any Return credited to him or her hereunder, nor shall the Participant (or his or his estate) have any right to receive any payment or distribution under the Plan or any Award Agreement except as, and to the extent, expressly provided in the Plan or Award Agreement. No Employer will segregate any funds or assets to provide for the distribution of an Account Balance or issue any notes or security for the payment thereof. Any reserve or other asset that an Employer may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant (or his or her estate) for the performance of the Employer under the Plan.
Section 7.02 ERISA Status of the Plan. The Plan is a discretionary incentive and retention award plan and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and it shall be operated and interpreted consistent with such intent. A Sub Plan may be subject to ERISA if the express terms of the Sub Plan so provide.
Section 7.03 No Right to Continued Employment. Neither the Plan, nor any Award Agreement nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed (a) to create or confer on a Participant any right to be retained in the employ of the Company, (b) to interfere with or to limit in any way the Company's right to terminate the employment of a Participant at any time, or (c) to confer on a Participant any right or entitlement to compensation in any specific amount for any future period. In addition, selection of an individual as a

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Participant for a given Award shall not be deemed to create or confer on the Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Company, in respect of any Award.
Section 7.04 Offset Rights. Notwithstanding any provisions of the Plan to the contrary, to the extent consistent with the requirements of Section 409A of the Code, the Company may, if the Plan Administrator in his or her sole discretion shall determine, offset against any payments or distributions that would have otherwise been made to a Participant under the Plan by (a) any amounts which such Participant may owe to the Company, or (b) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration or lawsuit of which such Participant was the subject.
Section 7.05 Code Section 409A and Code Section 457A.
(a)Notwithstanding anything to the contrary herein or in any applicable Award Agreement, all payments and distributions due hereunder and thereunder are intended to comply with Section 409A and Section 457A of the Code and the guidance issued thereunder, and this Plan and any applicable Award Agreement shall be construed accordingly.
(b)If a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant's Separation from Service (or, if earlier, the date of the Participant's death). All payments hereunder and under any applicable Award Agreement that have been delayed pursuant to this Section 7.05 shall be paid (without interest, dividends, dividend equivalents or any compensation for any loss in market value or otherwise which occurs during such period) to the Participant in a lump sum to the extent the Award terms provide for payment in a lump sum form.
(c)Each Participant or the Participant's estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with this Plan or any other nonqualified deferred compensation plan sponsored or maintained by the Company (including without limitation any taxes and penalties under Section 409A or Section 457A of the Code), and the Company shall have no obligation to indemnify or otherwise hold such Participant or the Participant's estate harmless from any or all of such taxes or penalties.
Section 7.06 Successors. The obligations of the Company under this Plan shall be binding upon the successors of the Company.
Section 7.07 Governing Law. The Plan and each Award Agreement entered into with a Participant shall be subject to and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction. Notwithstanding the foregoing, Awards granted under the Prior Plan shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Plan to the substantive law of another jurisdiction.

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Section 7.08 Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.
Section 7.09 Arbitration. Any and all disputes, claims or controversies related to or arising out of an Award or the Plan, including, without limitation, any claim that an Award, in whole or in part, should have been, but was not made, or that any Award Agreement or Plan term is void, voidable, invalid, unlawful or unenforceable (each a “Dispute”), will be finally and conclusively resolved by binding arbitration in accordance with the Company’s arbitration policies, as in effect from time to time. In the absence of a Company arbitration policy that is applicable to a Participant or to the Participant’s Award and the Participant’s work location is outside of the United States at the time of the commencement of a Dispute, then (1) any such Dispute will be finally and conclusively resolved on an individual basis by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Dispute Resolution Procedures in effect at the time of commencement of any such arbitration (collectively, the “Rules”), except as such Rules are otherwise modified or expanded as set forth in Citigroup Inc.’s Arbitration Policy, which is available on Citi For You, (2) the place of such arbitration shall be New York, New York, United States of America, and (3) any claim or dispute concerning the interpretation, application or validity of this provision shall be heard and decided exclusively by the United States District Court for the Southern District of New York (the “Southern District”), and by any court having appellate jurisdiction over the Southern District, and in the event that the Southern District lacks jurisdiction over the subject matter of any such action or proceeding, the sole alternative forum for any such action or proceeding shall be the Supreme Court of the State of New York for the County of New York.

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